UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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LCNB CORP.
P.O. Box 59
Lebanon, Ohio 45036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 23, 2019

TO THE SHAREHOLDERS OF LCNB CORP.:

You are cordially invited to attend the annual meeting of the shareholders of LCNB Corp. to be held on April 23, 2019 at 10:00 a.m. EDT at the Operations Building of LCNB Corp. at 105 North Broadway, Lebanon, Ohio 45036, for the purpose of considering and acting on the following:

1.	Electing Class II directors to serve until the 2022 annual meeting.

2.	Ratifying the appointment of BKD, LLP as the independent registered public accounting firm for the Company.

3.	Transacting such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 1, 2019 will be entitled to vote at the meeting.

By Order of the Board of Directors

/s/ Steve P. Foster
Steve P. Foster
Chief Executive Officer

March 8, 2019
IMPORTANT

A proxy statement and proxy are submitted herewith. As a shareholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend this annual meeting in person. Alternatively, refer to the instructions on the proxy card for details about transmitting your voting instructions electronically via the Internet or by telephone. The proxy is revocable at any time prior to the exercise thereof by written notice to the company, and shareholders who attend the annual meeting may withdraw their proxies and vote their shares personally if they so desire.

PROXY STATEMENT

LCNB CORP.
P.O. Box 59
Lebanon, Ohio 45036

ANNUAL MEETING OF SHAREHOLDERS

April 23, 2019

INTRODUCTION

The enclosed proxy is solicited by the Board of Directors of LCNB Corp. (also referred to as “LCNB” or the “Company”), in connection with the annual meeting of shareholders to be held on April 23, 2019 at 10:00 a.m. EDT at the Operations Building of LCNB located at 105 North Broadway, Lebanon, Ohio 45036, or at any adjournments thereof.

The meeting has been called for the following purposes: (i) electing Class II directors to serve until the 2022 annual meeting; (ii) ratifying the appointment of BKD, LLP as the independent registered public accounting firm for the Company; and (iii) transacting such other business as may properly come before the meeting or any adjournment thereof.

This Proxy Statement and the accompanying notice of meeting are being mailed to shareholders on or about March 15, 2019.

REVOCATION OF PROXIES, DISCRETIONARY
AUTHORITY AND CUMULATIVE VOTING

LCNB Common Shares can be voted at the annual meeting only if the shareholder is represented by proxy or is present in person. Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the meeting and all adjournments thereof. Proxies may be revoked by: (i) written notice to the Secretary of LCNB (addressed to LCNB Corp., P.O. Box 59, Lebanon, Ohio 45036, Attention: Secretary); (ii) by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the meeting; or (iii) in open meeting at any time before it is voted.

Proxies solicited by the Board of Directors (the “Board”) will be voted in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted (i) FOR the election of the nominees for Class II directors, and (ii) FOR the ratification of the appointment of BKD, LLP as the independent registered public accounting firm for the Company. The proxy confers discretionary authority on the persons named therein to vote with respect to (i) the election of any person as a director where the nominee is unavailable or unable to serve, (ii) matters incident to the conduct of the meeting and (iii) any other business that may properly come before the meeting or any adjournments thereof. At this time, it is not known whether there will be cumulative voting for the election of directors at the meeting. If any shareholder demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion, to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

PERSON MAKING THE SOLICITATION

The enclosed proxy is being solicited by LCNB, and the cost of soliciting proxies will be borne by LCNB. In addition to use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and employees of LCNB who will receive no compensation in addition to their regular compensation.
VOTING SECURITIES

Each of the LCNB common shares (the “Common Shares”) outstanding on March 1, 2019, the record date of the meeting, is entitled to one vote on all matters coming before the meeting. As of March 1, 2019, LCNB had 13,308,557 Common Shares issued and outstanding. Only shareholders of record on the books of the Company on March 1, 2019 will be entitled to vote at the meeting either in person or by proxy. The presence at the meeting of at least a majority of the shares, in person or by proxy, will be required to constitute a quorum at the meeting.

Shareholders of LCNB have cumulative voting rights in connection with the election of directors if notice is given to the president, a vice-president or the secretary of LCNB, not less than 48 hours before the time fixed for holding the meeting, that any shareholder desires that the voting be cumulative. Cumulative voting rights enable a shareholder to cumulate his or her voting power to give one candidate as many votes as the number of directors to be elected multiplied by the number of Common Shares owned by that person, or to distribute his votes on the same principal among two or more candidates as the shareholder sees fit. If any shareholder demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion, to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 1, 2019, there were no persons known by LCNB to be the beneficial owner of more than 5% of LCNB’s Common Shares.

The following table sets forth, as of December 31, 2018, the ownership of Common Shares by management of LCNB, including (i) the Common Shares beneficially owned by each director, nominee for director and named executive of LCNB and (ii) the Common Shares beneficially owned by all named executive officers, directors and nominees for director as a group.

Name, Position(s) of Beneficial Owner or Director	Number of Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding

Steve P. Foster Chief Executive Officer and Director	36,468	0.27%
Spencer S. Cropper(2) Chairman of the Board	35,980	0.27%
Eric J. Meilstrup President and Director	4,337	0.03%
Stephen P. Wilson Director	60,293	0.45%
Mary Bradford(3) Director	200	(5)
William G. Huddle Director	187,500	1.41%
Michael J. Johrendt Director	148,770	1.12%
William H. Kaufman(4) Director	73,220	0.55%
Anne E. Krehbiel Director, Secretary	5,000	0.04%
John H. Kochensparger III Director	147,860	1.11%
Valerie S. Krueckeberg Director	200	(5)
Robert C. Haines II Executive Vice President, Chief Financial Officer	4,501	0.03%

-

Matthew P. Layer(6) Executive Vice President	11,672	0.09%
John F. Smiley Executive Vice President	137,100	1.03%
All directors and officers as a group (14 persons)	857,663	6.45%

(1)
The Securities and Exchange Commission has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. The number of shares listed for each person includes shares held in the name of spouses, minor children, certain relatives, trusts or estates whose share ownership under the beneficial ownership rules of the Securities and Exchange Commission is to be aggregated with that of the director or officer whose share ownership is shown.

(2)	Does not include 80,242 shares held in a Family Limited Partnership in which Mr. Cropper owns 38.165% interest. Includes 3,000 shares held by Mr. Cropper’s spouse.

(3)	Ms. Bradford was not officially appointed to the Board until January 21, 2019, but is included in this table for completeness of disclosure.

(4)	Includes 33,200 shares held in trust, 16,800 shares held jointly with Mr. Kaufman’s spouse, and 6,200 shares owned by Mr. Kaufman’s spouse.

(5)	Represents less than 0.01%.

(6)	Includes 323 shares held by Mr. Layer’s spouse.

ITEMS OF BUSINESS TO BE VOTED ON BY SHAREHOLDERS

PROPOSAL 1. ELECTION OF DIRECTORS

LCNB’s Regulations provide that its business shall be managed by a Board of Directors of not less than five nor more than fifteen persons. LCNB’s Amended Articles of Incorporation divide such directors into three classes as nearly equal in number as possible and set their terms at three years. The Board of Directors currently has eleven members, with Class I having four members, Class II having four members, and Class III having three members.

Assuming that at least a majority of the issued and outstanding common shares are present at the meeting so that a quorum exists, the nominees for Class II directors of LCNB receiving the most votes will be elected as directors.

The Board of Directors has nominated:

Steve P. Foster
Michael J. Johrendt
Anne E. Krehbiel
Valerie S. Krueckeberg

The nominees have been nominated to serve as Class II directors until the 2022 annual meeting of shareholders and until their respective successors are elected and qualified. Mr. Foster, Mr. Johnrendt, Ms. Krehbiel and Ms. Krueckeberg are incumbent directors whose present terms will expire at the 2019 annual meeting.

Please see the narrative under the heading “Director and Nominee Qualifications” beginning on page 8 of this Proxy Statement for additional discussion of the qualifications of each director nominee and continuing director.

It is intended that Common Shares represented by the accompanying form of proxy will be voted FOR the election of the nominees, unless contrary instructions are indicated as provided on the proxy card. If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve. At this time, it is not known whether there will be cumulative voting for the election of directors at the meeting. If any shareholder properly demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

The following table sets forth information concerning the nominees for the Class II directors of LCNB.

Name	Age	Principal Occupation	Positions Held with LCNB	Director of LCNB or Bank Since	Term To Expire
Steve P. Foster	66	Banker, CEO of the Bank	Director, CEO	2005	2019
Michael J. Johrendt	65	Attorney at Law, Johrendt & Holford	Director	2018	2019
Anne E. Krehbiel	63	Attorney at Law, Krehbiel Law Office	Director, Secretary	2010	2019
Valerie S. Krueckeberg	49	Certified Public Accountant	Director	2016	2019

The Board of Directors recommends that shareholders vote FOR the election of each of the nominees.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY
The Audit Committee of the Board of Directors of the Company has selected BKD, LLP (“BKD”), 312 Walnut Street, Suite 3000, Cincinnati, Ohio, as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2019. BKD, LLP was the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018 and has served the Company in that role since 2014.
Representatives from BKD are expected to attend the 2019 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
We are asking our shareholders to ratify the selection of BKD as the Company’s independent registered public accounting firm. Although ratification of the appointment is not required by law, the Company’s Regulations, or otherwise, the Board is submitting the selection of BKD to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.
It is intended that the common shares represented by the accompanying form of proxy will be voted FOR the resolution ratifying the appointment of BKD as the Company’s independent registered public accounting firm, unless contrary instructions are indicated as provided on the proxy card. If you do not wish your shares to be voted for the resolution, please so indicate on the proxy card.

The Board of Directors recommends that shareholders vote FOR the following resolution:

“RESOLVED, that action by the Audit Committee appointing BKD, LLP, as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2019, is hereby ratified, confirmed and approved.”

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the directors, nominees for director and executive officers of LCNB. Included in the table is information regarding each person’s principal occupation or employment during the past five years.

Name, Age	Principal Occupation	Positions Held with LCNB	Director of LCNB or Bank Since	Term to Expire
Steve P. Foster, 66	Banker, CEO of the Bank	Director and CEO	2005	2019
Spencer S. Cropper, 46	Certified Public Accountant for Stolle Properties, Inc.	Director, Chairman of the Board	2006	2021

Eric J. Meilstrup, 51	Banker, President of the Bank	Director and President	2018	2021

Mary Bradford, 63	Former IT Executive, GE Aviation	Director	2018	2020

William G. Huddle, 63	Former Chairman and CEO, Columbus First Bancorp, Inc. and Columbus First Bank	Director	2018	2020

Michael J. Johrendt, 65	Attorney at Law, Johrendt & Holford	Director	2018	2019
William H. Kaufman, 75	Attorney at Law, Kaufman & Florence	Director	1982	2020
John H. Kochensparger III 74	Former President, CEO and Director of First Capital Bancshares, Inc., and Citizens National Bank of Chillicothe	Director	2013	2021

Anne E. Krehbiel, 63	Attorney at Law, Krehbiel Law Office	Director, Secretary	2010	2019
Valerie S. Krueckeberg, 49	Certified Public Accountant	Director	2016	2019
Stephen P. Wilson, 68	Ohio Congressman	Director	1982	2021

Robert C. Haines II, 46	Banker	Executive Vice President, Chief Financial Officer	N/A

Matthew P. Layer, 56	Banker	Executive Vice President, Chief Lending Officer	N/A
John F. Smiley, 53	Banker	Executive Vice President, Columbus Market President	N/A

Michael R. Miller, 61	Banker	Executive Vice President, Trust Officer	N/A

Bradley A. Ruppert, 43	Banker	Executive Vice President, Chief Investment Officer	N/A

Director and Nominee Qualifications

The Nominating Committee of our Board of Directors considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the Board of Directors with respect to such candidates. There are currently no vacancies on the Board. The Board has not adopted a policy with respect to minimum qualifications for directors, rather the Nominating Committee evaluates each individual in the context of the board as a whole and with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. The committee, in making its nominations, considers all relevant qualifications of candidates for board membership, including, among other things, factors such as an individual’s business experience, industry knowledge and experience, financial background, breadth of knowledge about issues affecting the Company, public company experience, regulatory experience, diversity, current employment and other board memberships, and whether the candidate will be independent under the listing standards of the NASDAQ Stock Market (“NASDAQ”). In some cases, the Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time. In the case of incumbent directors whose terms of office are set to expire, the committee also reviews such director’s overall service to the Company during his or her term and any relationships and transactions that might impair such director’s independence.

While the Company does not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating Committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating Committee in connection with the general qualifications of each potential nominee.

The following table gives certain information, as of the date of this proxy statement, concerning each nominee for re-election as a Class II director of LCNB. Unless otherwise indicated, each individual has had the same principal occupation for more than five years. Each individual also serves as a director of the Bank.

Class II Directors

Steve P. Foster Age: 66 Director Since: 2005 Term Expires: 2019
Steve P. Foster is Chief Executive Officer of both LCNB Corp. and LCNB National Bank. He joined the LCNB staff in 1977 and has served as internal auditor, branch manager, and loan officer. He started the Information Technology Department and served as Chief Financial Officer and more recently President. He was elected to the LCNB Board of Directors in 2005 and serves on the Trust Investment Committee, the Building Committee, the Bond Committee, the Pension Committee, and the Loan Committee. On December 28, 2015, he was appointed as Chief Executive Officer of LCNB and the Bank.

Through his long management tenure with the Company and the Bank, Mr. Foster provides the Board with information gained from direct management of the operations of the Company and the Bank. Further, in his leadership positions in financial areas, he has developed business knowledge and understanding across our operations.

Anne E. Krehbiel Age: 63 Director Since: 2010 Term Expires: 2019
Anne E. Krehbiel joined the Board in 2010. Ms. Krehbiel is an attorney, who received her law degree from the University of Cincinnati in 1980, and has practiced law in Lebanon, Ohio since 1989. Ms. Krehbiel founded her own law firm, Krehbiel Law Offices, in 1998. She is OSBA Board Certified Estate Planning, Trust and Probate Law Specialist. Ms. Krehbiel serves on the Audit Committee, the Building Committee, Bond Committee and Loan Committee. Ms. Krehbiel is the Chair of the Nominating and Compensation Committee.

Ms. Krehbiel serves on a number of organizations including: Harmon Civic Trust Board of Trustees; the Warren County Bar Association, of which she is a former president; the Warren County Foundation Board of Trustees; and Lebanon Rotary International.

Ms. Krehbiel brings to the Board relevant experience in legal matters, valuable insights and business experience from managing her own law firm, prior bank experience and an extensive involvement in the communities served by the Company and its subsidiaries.

Valerie S. Krueckeberg Age: 49 Director Since: 2016 Term Expires: 2019
Valerie S. Krueckeberg joined the Board in 2016. Ms. Krueckeberg is a practicing Certified Public Accountant, currently serving as the Managing Director of Shared Business Services at the Jewish Federation of Cincinnati. Prior to her current role, she was an Audit Partner at KPMG LLP as well as an independent consultant and advisor to clients on a variety of finance and accounting matters. She has previously served as a Board member and Audit Committee chairperson for Kenra, Ltd, Board member and Interim Executive Director of The Children’s Theatre of Cincinnati, Inc., and Interim Controller for Medpace, Inc.

Ms. Krueckeberg is the former chairperson for The Ohio CPA Foundation Board of Trustees and is a current member of the Ohio Society of Certified Public Accountants and the American Institute of Certified Public Accountants. She also serves on the Finance Review Committee for ArtsWave and the Audit Committee for the Cincinnati Zoo.

Ms. Krueckeberg brings to the Board extensive experience in public accounting and financial matters.

Michael J. Johrendt Age: 65 Director Since: 2018 Term Expires: 2019
Michael J. Johrendt is a principal in the law firm of Johrendt & Holford, located in Columbus, Ohio. Mr. Johrendt practices in the area of business and tax law. In addition to his law practice, Mr. Johrendt owns and operates a commercial real estate investment company.

Mr. Johrendt previously served as a Director of Columbus First Bank from August, 2007 until its acquisition by LCNB National Bank in May, 2018. Mr. Johrendt has also served as Vice-Chair of the Ohio Board of Tax Appeals. Mr. Johrendt resides on Fripp Island, South Carolina.

The following table gives certain information, as of the date of this Proxy Statement, concerning the current Class I and Class III directors of LCNB who will continue to serve after the Annual Meeting. Unless otherwise indicated, each individual has had the same principal occupation for more than five years. Each individual also serves as a director of the Bank.

Class I Directors

Spencer S. Cropper Age: 46 Director Since: 2006 Term Expires: 2021
Chairman of LCNB Corp. and LCNB National Bank. He is employed by Stolle Properties, Inc., a subsidiary of the Ralph J. Stolle Company, and currently serves on the company’s Board of Directors. He joined the LCNB Board of Directors in 2006. Mr. Cropper serves on the Audit Committee, the Bond Committee, the Pension Committee, the Loan Committee, and the Nominating and Compensation Committee.
Mr. Cropper is a Certified Public Accountant, a member of the Ohio Society of Certified Public Accountants and a member of the American Institute of Certified Public Accountants. He is an investor in and serves on the Board of Advisors of a Private Equity Fund who primarily focuses on providing mezzanine financing. He serves on the Board of Directors for the Ralph J. Stolle Countryside YMCA, as well as the Boards of Trustees for the Ralph J. Stolle Countryside YMCA, the Warren County Foundation, and the Bethesda Foundation, Inc.
Mr. Cropper brings to the Board relevant experience in accounting and financial matters.

Eric J. Meilstrup Age: 51 Director Since: 2018 Term Expires: 2021
Eric J. Meilstrup is the current President of LCNB Corp. and LCNB National Bank. He joined the Board in 2018. Mr. Meilstrup has been with LCNB National Bank for 30 years, the last fifteen as Executive Vice President and a member of its Executive team. He has served in a number of roles over his career including: Oversight of Deposit Operations, Branch Operations, Human Resources, Training and a number of Customer Service related departments.
He has also served on a number of boards, committees and groups in a variety of capacities throughout his career outside the bank. He is currently on the Countryside YMCA Board and has been a Board member there for several years including two years as Board Chair. He is a board member of the West Side Church of Christ, a member of the Warren County Career Center District Business Advisory Committee and a current and charter member of the Lebanon Optimist Club.

Stephen P. Wilson Age: 68 Director Since: 1982 Term Expires: 2021
Former Chairman of LCNB Corp. and LCNB National Bank. He joined the LCNB staff in 1975 and the LCNB Board of Directors in 1982. He previously served as Chief Executive Officer of LCNB and the Bank from 1992-2015. He is a Past Chairman of the American Bankers Association, a former board member of the Federal Reserve Bank of Cleveland, former Vice Chair of Warren Co. Port Authority and a former trustee of Miami University. Mr. Wilson serves on the Appraisal Committee, Trust Investment Committee, Bond Committee, Bank Building Committee, Loan Committee, and the Pension Committee.
In 2017, Mr. Wilson accepted an appointment to fulfill an unexpired term in the Ohio State Senate and now represents the Ohio 7th District as an Ohio Senator. He is a board member and treasurer of AAA Cincinnati, Chairman of the Board of Harmon Civic Trust, a trustee of the Ralph J. Stolle Countryside YMCA, Board member of the Warren County Foundation, and a member of the Area Progress Council. He and his wife Jill are active members of the Otterbein United Methodist Church.
Through his extensive tenure on the Board and as a former executive with the Company, Mr. Wilson has developed unique insights into the business activities of the Company and its subsidiary and provides the Board with information as to the operations of each, identifying near and long-term challenges and opportunities for the Company.

John H. Kochensparger III Age: 74 Director Since: 2013 Term Expires: 2021
Previously served as a member of the board of directors of First Capital Bancshares Inc. and Citizens National Bank of Chillicothe, Ohio for 22 years, and served as Chairman of the board for 10 years.
Mr. Kochensparger was self-employed as an independent manufacturer’s representative for companies relating to the golf industry. He also serves as Vice President of the National Golf Salesmen Association. He brings 27 years of banking and management experience to the Board.
Mr. Kochensparger serves on the Compensation Committee, the Nominating Committee, the Trust Committee and the Building Committee.

Class III Directors

William H. Kaufman Age: 75 Director Since: 1982 Term Expires: 2020
William H. Kaufman is an attorney and former senior partner of Kaufman and Florence Attorneys located in Lebanon, Ohio. Presently he is “Of Counsel” with the firm. He began his legal career as an attorney with the law firm of Young and Jones, which ultimately became Kaufman & Florence, whose office was located in the LCNB National Bank building.

He has extensive litigation experience in insurance related cases, as well as commercial disputes. He is a former Mayor of the City of Lebanon, and was elected to two terms as Judge of Lebanon Municipal Court.

Mr. Kaufman joined the LCNB Board of Directors in 1982 and serves on the Bond, Loan, and Bank Building Committee’s. He also oversees all day-to-day legal matters and real estate closings for the Bank.

Mr. Kaufman provides the Board with relevant experience in legal matters and, through his long tenure on the board, an institutional knowledge of the operations of the Company and its subsidiaries.

Mary E. Bradford Age: 63 Director Since: 2018 Term Expires: 2020
Mary E. Bradford joined the Board in 2018. Ms. Bradford is a retired IT executive who spent 31 years with GE Aviation in Evendale, Ohio. She brings extensive experience in leading international teams implementing information technology solutions for the Finance, Engineering, Supply Chain, Military and Commercial sales teams at GE.

Ms. Bradford is a Phi Beta Kappa graduate of Miami University in Oxford, Ohio, and holds an MBA with a concentration in Information Systems from Xavier University in Cincinnati, Ohio.

William (Rhett) G. Huddle Age: 63 Director Since: 2018 Term Expires: 2020
William (Rhett) G. Huddle has served as a Director of LCNB Corp. and LCNB National Bank since June 2018 as a result of the acquisition of Columbus First Bank Corp, Inc. and its subsidiary, Columbus First Bank. (Collectively, Columbus First). Currently, Mr. Huddle is a member of the Trust Committee of the Bank.

Mr. Huddle was the lead organizer in the formation of Columbus First and served as Chairman and CEO from 2007 until June 2018. From 1986 through 2004, Mr. Huddle served in various roles as an executive officer and/or director of banks headquartered in Columbus Ohio.

Mr. Huddle is a graduate of Princeton University and the Moritz College of Law at Ohio State University. He practiced law in Columbus with the Baker & Hostettler law firm for five years.

Mr. Huddle’s career in banking and law in Columbus over the past 38 years provide him valuable experience to serve as a director of LCNB Corp. and LCNB National Bank.

Board of Directors Independence

Each year, the Board reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ Rules and who the Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be independent directors. The Board has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ current and historic relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s Board members are directors or executive officers. After evaluating these factors, the Board has determined that all of the directors, with the exception of Steve P. Foster, Eric J. Meilstrup and William H. Kaufman, are independent directors of the Company within the meaning of applicable NASDAQ Rules.

Board Leadership Structure and Role in Risk Oversight

The Board currently separates the position of Chairman of the Board from the position of Chief Executive Officer (“CEO”). Steve P. Foster serves as our CEO and Spencer S. Cropper serves as Chairman of the Board. As the oversight responsibilities of the Board of Directors have expanded over the years, the Board has determined that it is beneficial to have an independent Chairman with the sole job of leading the Board, while allowing the CEO to focus his efforts on the day-to-day management of the Company. The Board believes that it is important to have the CEO as a director. The Company aims to foster an appropriate level of separation between these two distinct levels of leadership of the Company. In addition to the Chairman, leadership is also provided through the respective chairs of the Board’s various committees. However, no single leadership model is right for all companies and at all times. The Board recognizes that, depending on the circumstances, other leadership models, such as a combined Chief Executive Officer and Chairman of the Board position, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. Several oversight functions are delegated to committees of the Board with such committees regularly reporting to the full Board the results of their respective oversight activities. For example, the Audit Committee meets periodically with management in order to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, the Audit Committee reviews management’s risk-assessment process and reports its findings to the full Board. Also, the Compensation Committee periodically reviews the most important enterprise risks to ensure that compensation programs do not encourage excessive risk-taking. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or Board committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LCNB has engaged and intends to continue to engage in the lending of money through the LCNB National Bank, its wholly-owned subsidiary, to various directors and officers of the Company. These loans to such persons were made in the ordinary course of business and in compliance with applicable banking laws and regulations, on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectability or other unfavorable features.

In addition to those banking transactions conducted in the ordinary course, the Bank was involved in the related transactions described below. Each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated third party.

The Bank retained the law firm of Kaufman & Florence during 2018 for legal services in connection with various matters arising in the course of the Bank’s business. William H. Kaufman, a director of LCNB, is a partner in Kaufman & Florence. Additionally, customers of the Bank are charged for certain legal services provided by Mr. Kaufman’s firm in the preparation of various documents. The approximate amount billed by Kaufman & Florence for legal services during 2018 was $117,071. The Bank contemplates using Mr. Kaufman’s firm in the future on similar terms, as needed.

The Company does not have a written process of approval and ratification of related party transactions. However, the Company does adhere to an unwritten policy, whereby before the Company or the Bank enters into any transaction for which the value of the transaction is expected to be at least $120,000, and an interested party in the transaction is a director, executive officer, an immediate family member of a director or officer, or a shareholder owning 5% or greater of the Company’s outstanding stock, the disinterested Board of Directors must review and approve the transaction. In reviewing the potential transaction, the directors will consider the fairness of the transaction to the Company, whether the transaction would or could compromise the interested party’s independence and judgment, the best interests of the Company, and such other factors determined advisable by the Board of Directors. In 2018, the Board of Directors reviewed and approved of the related party transaction with Mr. Kaufman’s firm, as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires LCNB’s officers and directors and persons who own more than 10% of a registered class of LCNB’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish LCNB with copies of all Section 16(a) forms they file. During 2018, William (Rhett) G. Huddle and John F. Smiley inadvertently did not file their Form 3 (an initial statement of beneficial ownership of securities). However, such beneficial ownership of securities was disclosed by virtue of the filing of a Form 5 with the SEC in January of 2019. Based solely on LCNB’s review of the Section 16(a) forms received by it and by statements of officers and directors concerning their compliance with the applicable filing requirements, and with the two exceptions noted above, the officers, directors and greater than 10% beneficial owners of LCNB have complied with all applicable filing requirements.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

During the fiscal year ended December 31, 2018, the Board of Directors met on 9 occasions. No director attended less than 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served. The Company encourages its directors to attend the Annual Meeting of the Shareholders, and in 2018, all of the directors attended the meeting. Directors do not receive any compensation from LCNB for their service on the Board of Directors of LCNB. However, each director of LCNB also serves as a director of LCNB National Bank, the banking subsidiary of LCNB, which meets once per month, for which each is compensated at a rate of $30,000 annually. In addition, non-employee directors who serve on committees of the Board of Directors receive $440 for each committee meeting attended. The Chair of each committee receives $880 for each committee meeting attended. Further, the directors participate like the employees of the Company in the Non-Equity Incentive Plan of the Company, and thus receive cash compensation based upon the success of the Company over the previous year. In 2018, the directors each received compensation under this plan equal to 12.5% of their annual base compensation and committee meeting fees earned during 2018.

The table below summarizes all compensation paid to the directors of LCNB for their services as directors during fiscal year 2018.

Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Stephen P. Wilson	$24,800	$3,100	$27,900
Steve P. Foster	$22,000	$2,750	$24,750
Eric J. Meilstrup	$7,500	$938	$8,438
Spencer S. Cropper	$27,000	$3,375	$30,375
William G. Huddle	$20,127	$2,516	$22,643
Michael J. Johrendt	$5,000	$625	$5,625
William H. Kaufman	$22,000	$2,750	$24,750
John H. Kochensparger III	$27,450	$3,431	$30,881
Anne E. Krehbiel	$28,320	$3,540	$31,860
Valerie S. Krueckeberg	$25,680	$3,210	$28,890
George L. Leasure(3)	$27,450	$3,431	$30,881
-

(1)
The compensation paid to the directors of LCNB includes committee fees as follows: S. Cropper, $5,000; W. Huddle $2,640; M. Johrendt $0; J. Kochensparger $5,300; A. Krehbiel, $6,320; V. Krueckeberg, $3,680; G. Leasure, $5,450; and Mr. Wilson, $2,800. Mr. Foster, Mr. Meilstrup and Mr. Kaufman are not independent directors and do not receive committee fees.

(2)
The directors, in addition to their base and committee fees, receive a cash award that corresponds to the Bank’s Non-Equity Incentive Plan. The percentage awarded to the officers is used to calculate the directors’ cash award that year. The award is paid in the following year. This percentage is multiplied by the directors’ base fee plus the committee fee to arrive at the award. The percentage used for the award paid in 2018 was 12.5%.

(3)	Mr. Leasure retired from the Board in December 2018. His vacated seat was filled by Mary Bradford in January 2019.

The Company has an Audit Committee that serves in a dual capacity as the Audit Committee of the Bank. During 2018, the members of the Audit Committee were Spencer S. Cropper (Chair), Anne E. Krehbiel and Valerie S. Krueckeberg. In February 2019, Mary Bradford was added to Audit Committee and Valerie S. Krueckeberg was appointed as the Chair. The Audit Committee met a total of 4 times in 2018. All of the members of the Audit Committee meet the definition of independent director set forth in NASDAQ Listing Rule 5605(a)(2). Valerie S. Krueckeberg served as the financial expert as defined by the Sarbanes-Oxley Act and NASDAQ Listing Rule 5605(a)(2). The Audit Committee is responsible for engaging independent auditors, reviewing with the independent auditors the plans and results of the audit, and reviewing the adequacy of the Bank’s internal accounting controls. The Board of Directors of the Company has adopted a written charter for the Audit Committee. The Audit Committee Charter is available online at https://www.lcnbcorp.com/govdocs.

The Bank also has a Building Committee, Appraisal Committee, Nominating Committee, Trust Committee, Bond Committee, Pension Committee, and Loan Committee. Each of these committees meet as needed. The Building Committee reviews the facility needs and repair and improvement issues of the Bank and its branch and other office buildings. The members of the Building Committee are Stephen P. Wilson, Anne E. Krehbiel, Steve P. Foster, John H. Kochensparger III, and William H. Kaufman. The Appraisal Committee reviews the appraisals conducted by the Bank’s real estate appraisers to ensure that the appraisals are consistent and accurate. The members of the Appraisal Committee are Stephen P. Wilson, Peter Berninger, Matt Layer and Timothy Sheridan. The Trust Committee reviews the various trusts accepted by the Trust Department of the Bank, reviews trust investments and advises the trust officers in department operations. The members of the Trust Committee are Stephen P. Wilson, Steve P. Foster, Michael R. Miller, John H. Kochensparger III, Bradley A. Ruppert, Kelly Schwabacher, Josh Shapiro, Traci Hammiel, and Jackie Manley. The Bond Committee reviews the adequacy of the Bank’s blanket bond coverage and recommends any changes in coverage to the Board of Directors of the Bank. The Bond Committee consists of the entire Board of Directors of the Bank. The Pension Committee reviews the Bank’s defined benefit pension plan. The members of the Pension Committee are Stephen P. Wilson, Spencer S. Cropper, Steve P. Foster, Eric Meilstrup and Robert C. Haines II. The Loan Committee reviews the lending procedures of the Bank and reviews and approves requests for loans in excess of the established lending authority of the officers of the Bank. The Loan Committee consists of the entire Board of Directors of the Bank.

During 2018, the Nominating Committee consisted of five of the Company’s independent directors (as defined in NASDAQ Listing Rule 5605(a)(2)): Spencer S. Cropper, John H. Kochensparger III, George L. Leasure, Anne E. Krehbiel and Valerie S. Krueckeberg. In February 2019, Mary Bradford filled the committee seat vacated by the retirement of George L. Leasure. The Nominating Committee met seven times in 2018 and does have a charter. Decisions concerning nominees for the Board of Directors will be made by the nominating committee and ratified by the entire Board. The Board has not adopted a policy with respect to minimum qualifications for board members. However, in making its nominations, the committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting the Company, time available for meetings and consultation regarding Company matters and other particular skills and experience possessed by the individual. Please see the narrative under the heading “Director and Nominee Qualifications” beginning on page 9 of this Proxy Statement for additional discussion of the nomination process. The Nominating Committee Charter is available online at https://www.lcnbcorp.com/govdocs.

Historically, the Company has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and the Board’s contacts are not sufficient to identify an appropriate candidate.

The Company has not received director candidate recommendations from its shareholders and, as such, does not have a formal policy regarding consideration of such recommendations. However, any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by Board members are evaluated. The Company does not intend to treat shareholder recommendations in any manner different from other recommendations. Shareholders may send director nomination recommendations to Spencer S. Cropper at P.O. Box 59, Lebanon, Ohio 45036.

The Bank has a designated Compensation Committee, which met seven times in 2018 and does have a charter. The Compensation Committee Charter is available online at https://www.lcnbcorp.com/govdocs. During 2018, this committee consisted of five independent directors: Spencer S. Cropper, George L. Leasure, John H. Kochensparger III, Anne E. Krehbiel and Valerie S. Krueckeberg. In February 2019, Mary Bradford filled the committee seat vacated by the retirement of George L. Leasure. The committee makes compensation recommendations to the Board of Directors for consideration, as further described in the “Compensation of Executive Officers” section below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for fiscal year 2018 were Spencer S Cropper, John H. Kochensparger III, George L. Leasure, Valerie S. Krueckeberg and Anne E. Krehbiel. In February 2019, Mary Bradford filled the committee seat vacated by the retirement of George L. Leasure. In 2018, no executive officer of the Company served on the Board of Directors or compensation committee of any entity that compensates any member of the Company’s Compensation Committee.

SHAREHOLDER COMMUNICATION WITH BOARD MEMBERS

The Company maintains contact information, both telephone and email, on its website (https://www.LCNB.com) under the heading “Contact Us.” By following the contact link, a shareholder will be given access to the Company’s toll-free telephone number and mailing address as well as a link to the Company email address for providing email correspondence. Communications sent to that Company email address and specifically marked as a communication for the Board will be forwarded to the Board or specific members of the Board as directed in the shareholder communication. In addition, communications received via telephone for the Board of Directors are forwarded to the Board by an officer of the Company. In addition, shareholders may send communications to the Board or any of its members by sending such communications to the Company, c/o Secretary at P.O. Box 59, Lebanon, Ohio 45036.

CODE OF ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees. The Code of Business Conduct and Ethics is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is composed of four independent directors. The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee which was adopted by the Board of Directors. The Audit Committee reviews, and revises if necessary, the Audit Charter at least annually. Any changes are presented to the Board of Directors for approval. The Audit Committee, among other matters, is responsible for the annual appointment and supervision of the independent public accountants, and reviews the arrangements for and the results of the auditors’ examination of the Company’s books and records and auditors’ compensation. The Audit Committee reviews the Company’s accounting policies, internal control procedures and systems and compliance activities.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management. The committee has also reviewed and discussed with BKD, LLP their independence as auditors for the fiscal year ended December 31, 2018, as required to be discussed by SAS 61, as it may be modified or supplemented.

The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), as may be modified or supplemented, and, as required, has discussed with BKD, LLP its independence.

Based on the foregoing discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

This report has been submitted by the Audit Committee:

Valerie S. Krueckeberg (Chair)
Spencer S. Cropper
Anne E. Krehbiel
Mary Bradford

MARKET PRICE OF STOCK AND DIVIDEND DATA

Holders and Market Information

LCNB had approximately 1,045 registered holders of its Common Shares as of December 31, 2018. The number of shareholders includes banks and brokers who act as nominees, each of whom may represent more than one shareholder. LCNB’s Common Shares are currently traded on the NASDAQ Capital Market® under the symbol “LCNB”. Several market-makers facilitate the trading of the Common Shares. Trade prices for LCNB’s Common Shares, reported through registered securities dealers, are set forth below. Trades have occurred during the periods indicated without the knowledge of LCNB.

The trade prices shown below are interdealer without retail markups, markdowns or commissions.

2018	High	Low
First Quarter	$21.60	$18.30
Second Quarter	$20.65	$18.45
Third Quarter	$20.65	$17.93
Fourth Quarter	$19.00	$14.56

2017	High	Low
First Quarter	$24.35	$20.80
Second Quarter	$22.80	$19.00
Third Quarter	$21.85	$18.05
Fourth Quarter	$22.84	$19.40
Dividends

The following table presents cash dividends per share of common stock declared and paid in the periods shown.

	2018	2017
First Quarter	$0.16	$0.16
Second Quarter	0.16	0.16
Third Quarter	0.16	0.16
Fourth Quarter	0.17	0.16
Total	$0.65	$0.64

It is expected that LCNB will continue to pay dividends on a similar schedule, to the extent permitted by business and other factors beyond management’s control. LCNB depends on dividends from its subsidiary for the majority of its liquid assets, including the cash needed to pay dividends to its shareholders. Federal banking laws and regulations limit the amount of dividends the Bank may pay to the sum of retained net income, as defined, for the current year plus retained net income for the previous two years. Prior approval from the Office of the Comptroller of the Currency, the Bank’s primary regulator, would be necessary for the Bank to pay dividends in excess of this amount. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines. Management believes the Bank will be able to pay anticipated dividends to LCNB without needing to request approval.

Equity Compensation Plan Information

The Company’s 2015 Ownership Incentive Plan (the “2015 Plan”) was approved by shareholders at the 2015 annual meeting. The 2015 Plan provides for the grant of ownership incentives to key employees in the form of stock options, appreciation rights, restricted shares and/or restricted share units. The 2015 Plan is administered by the Compensation Committee. For additional information on the 2015 Plan, please refer to the Company’s Definitive Proxy Statement, filed with the SEC on March 13, 2015. The Company’s previous equity incentive plan, the 2002 Ownership Incentive Plan (the “2002 Plan”), expired in accordance with its terms in 2012. The Board established the 2002 Plan to provide awards to certain executive officers after reaching specific earnings and asset growth goals set at the beginning of each year. Options previously granted and still outstanding under the 2002 Plan are exercisable at any time prior to December 31, 2022, in accordance with the terms of the grants.

The following table summarizes share and exercise price information about LCNB’s equity compensation plans as of March 1, 2019.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities remaining available for future issuance under any equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	13,278 shares	$11.98	97,202 shares (1)(2)
Equity compensation plans not approved by security holders	NA	NA	NA
Total	13,278 shares	$11.98	97,202 shares

(1)
Except for restricted share awards granted under the 2015 Plan (which are not required to be reflected in this table), the only equity incentives granted under the 2015 or 2002 Plans have been stock options.

(2)	The 2002 Plan expired in 2012 and the 96,196 shares left in the plan at expiration reverted to Treasury securities, authorized unissued securities of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our named executive officers listed below(the “NEOs”), which include our Chief Executive Officer, Chief Financial Officer and our three other most highly-compensated executive officers who were serving as executive officers at the end of 2018. The NEOs for 2018 were:

•	Steve P. Foster, Chief Executive Officer

•	Eric J. Meilstrup, President

•	Robert C. Haines II, Executive Vice President and Chief Financial Officer

•	Matthew P. Layer, Executive Vice President

•	John F. Smiley, Executive Vice President, Columbus Market President

The CD&A also describes the process followed by the Compensation Committee (the “Committee”) for making pay decisions, as well as its rationale for specific compensation related decisions related to 2018. LCNB has no direct employees. All officers and other employees performing services for LCNB are employees of the Bank. The Compensation Committee is a committee of the Board of Directors, composed solely of independent directors, and is responsible for developing the Bank’s executive compensation principles, policies and programs and approving the compensation to be paid to the NEOs. The Committee consults with Steve P. Foster, Chief Executive Officer, concerning executive officer compensation; however, he does not participate in the deliberations regarding his own compensation.

2018 Executive Compensation Highlights

Our executive compensation programs are designed to align the interests of our NEOs with those of our shareholders. Based on our performance, findings from the 2018 Executive Compensation Review (discussed later in the CD&A), and our commitment to linking pay and performance, the Committee made the following executive compensation decisions for fiscal 2018. For more detail, please refer to the “2018 Executive Compensation Components” later in the CD&A:

•	Base Salaries: Base salaries were increased approximately 15.5% for each NEO, effective January 2018.

•
2018 Short-Term Incentives/Cash Bonuses: Based on our 2018 financial performance, the NEOs earned short-term incentives equal to 12.5% of base salary. The target payout amount was set at 9.5% with the maximum opportunity set at 20%.

•	2018 Long-Term Incentives: Equity grants were issued at 15% of base salary for NEOs. The target amount was set at 10% with the maximum opportunity set at 20%.

Summary of Executive Compensation Practices

Our executive compensation program includes the following practices and policies, which we believe promote sound compensation governance and are in the best interests of our shareholders:

What We Do
• Compare our NEO compensation levels to the market and take these results into consideration when making compensation related decisions.
• Provide our NEOs with a performance-based cash incentive plan opportunities on an annual basis.
• Grant full-value equity to each of our NEOs with multi-year vesting provisions.
• Provide each of our NEOs with deferred compensation programs to encourage retention and promote stability in our executive group
• Utilize the assistance of an outside independent compensation consultant to assist our Compensation Committee with gathering market data and best practices information.

What Guides our Compensation Programs

The primary objectives of LCNB’s executive officer compensation programs are to:

•
Provide a direct link between executive officer compensation and the interests of LCNB and LCNB’s shareholders by making a portion of executive officer compensation dependent upon the financial performance of LCNB.

•	Support achieving LCNB’s annual and long‑term goals and objectives as determined by the Board.

•	Establish base salaries targeted at a market median level for comparable positions within a comparison group of companies in the banking industry when the executive is in a fully functioning role.

•	Provide executive officers with incentive compensation opportunities designed to pay total compensation levels that are above the median for above median performance.

•	Provide annual and deferred compensation plans and arrangements that encourage the retention of our proven team of executive officers.

The total compensation package for our executive officers includes: base salary, annual cash bonuses and incentive opportunities, which may consist of equity incentives under the 2015 Ownership Incentive Plan. Some executive officers are also provided with a non-qualified deferred compensation program that strongly supports retention and provides for benefits after retirement. Executive officers also receive other employee benefits generally available to all employees.

Generally, the named executive officers of the Bank are employed “at will” without severance agreements or employment contracts. The Company believes that its compensation levels and structure, as well as the Company’s culture and intangibles alleviate the need for the Company to utilize employment agreements with its NEOs.

Based on the results of the 2017 “say-on-pay” vote (94.3% in favor), the Committee determined that a say-on-pay vote every three years is sufficient and no specific component of the executive compensation program was altered for fiscal year 2018. The next advisory shareholder vote on the compensation of LCNB’s NEOs and the advisory vote on the frequency of the say-on-pay vote will occur at the 2020 annual meeting and the 2023 annual meeting, respectively.

The Committee and the Company’s Board of Directors believe that the Company’s executive compensation has been appropriately tailored to its business strategies, aligns pay with performance, and reflects best practices regarding executive compensation. The Committee will continue to consider shareholder sentiments about the Company’s core principles and objectives when determining executive compensation.

Engagement of Independent Compensation Consultant

The Compensation Committee has the sole authority to engage the services of any compensation consultant or advisor. In 2018, the Committee directly engaged the services of Blanchard Consulting Group (“BCG”), an independent compensation company focused on the banking industry. BCG was hired directly by the Compensation Committee and does not provide any other services to LCNB beyond independent compensation consulting services. The Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 in determining that BCG’s work does not raise a conflict of interest. BCG reports directly to the Committee, and management has not retained its own consultant. BCG periodically attends meetings of the Committee, physically or by phone, and with or without management present. BCG assists the Committee in, among other things, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. For the Committee’s use in 2018, BCG produced comprehensive reviews of both board compensation and executive total compensation, which, among other things, evaluated LCNB’s board compensation and pay of its named executive officers to that of a custom peer group, as well as against regional and national banking surveys and BCG database information.

Peer Group Banks – 2018 Compensation Study

The peer group banks utilized in the executive and director total compensation reviews performed by BCG in 2018 included the following:

First Defiance Financial Corp. (OH)	MBT Financial Corp. (MI)
Peoples Financial Services Corp. (PA)	Citizens Financial Services, Inc. (PA)
Farmers National Banc Corp. (OH)	ACNB Corporation (PA)
Summit Financial Group, Inc. (WV)	Farmers & Merchants Bancorp, Inc. (OH)
Macatawa Bank Corporation (MI)	Kentucky Bancshares, Inc. (KY)
Isabella Bank Corporation (MI)	Ohio Valley Banc Corp. (OH)
Farmers Capital Bank Corporation (KY)	Malvern Bancorp, Inc. (PA)
MutualFirst Financial, Inc. (MFSF)	Middlefield Banc Corp. (OH)
Premier Financial Bancorp, Inc. (WV)	CSB Bancorp, Inc. (OH)
Civista Bancshares, Inc. (OH)	Cortland Bancorp (OH)
In particular for the review of executive compensation against benchmarking data, the Committee reviewed the following summary by BCG:

•	Total Cash Compensation = Base Salary + Annual Cash Incentives / Bonus;

•	Direct Compensation = Total Cash Compensation + Three-Year Average Equity Awards (2015-2017 for LCNB and 2014-2016 for peers); and

•	Total Compensation = Direct Compensation + Other Compensation + Retirement Benefits / Perquisites
BCG’s assessment of LCNB’s compensation practices and levels concluded that:

•	LCNB’s financial performance was competitive versus peers; comparisons to the peer group/market 50th percentile are appropriate;

•	LCNB has adequate and appropriate compensation tools available to attract, motivate and retain high-quality, skilled executives and to provide a mix of short- and long-term compensation opportunities;

•	“Total Cash Compensation” of the named executive officers was relatively conservative when compared to peer (below the peer group 25th percentile);

•
For “Direct Compensation,” LCNB had provided competitive equity awards when compared to peer over recent years on average. However, due to below market salaries and cash incentives, direct compensation remained below the peer group 25th percentile; and

•	“Total Compensation” supports that LCNB has competitive executive benefits as most executive officers comparisons to peer increased when including other compensation and benefits.

2018 Executive Compensation Components

Annual Base Salaries

For 2018, the Committee considered the market data provided in BCG’s 2018 compensation report. This included salary data from the previously identified peer group along with various banking industry surveys. When setting each named executive officer’s annual salary, the Committee starts at the median salary for an equivalent position in the market, and adjusts the salary for each named executive officer based upon such officer’s history with the Company, experience overall, and general skill level. NEOs with greater tenure and more experience are generally compensated above the baseline provided by the median salary identified in the market, while named executive officers with shorter tenures with the Company and less experience are generally compensated below such baseline. Finally, the Committee compares the individual performance of the executive measured against the Board of Directors’ previously determined subjective performance objectives for each executive for the previous year. Taking into consideration all of these factors, the Committee sets each named executive officer’s salary. The table below shows a comparison of each NEOs 2017 and 2018 salaries.

Name	2017 Base Salary ($)	2018 Base Salary ($)	Percent Increase (%)
Steve P. Foster	$286,000	$330,000	15.4%
Eric J. Meilstrup	$147,000	$170,000	15.6%
Robert C. Haines II	$147,000	$170,000	15.6%
Matthew P. Layer	$147,000	$170,000	15.6%
John F. Smiley(1)	N/A	$117,000	N/A

(1)	Mr. Smiley became Executive Vice President and Columbus Market President of LCNB and the Bank on June 1, 2018 in connection with LCNB’s acquisition of Columbus First Bancorp, Inc.

Incentive Compensation

In addition to the payment of base salary and the provision of standard employee benefits, the Company’s NEOs have the opportunity to earn additional compensation in the form of annual cash bonus incentives and equity incentives.

Annual Cash Bonus Incentives

On February 12, 2018, the Committee recommended to the Board of Directors new performance measures under the annual cash bonus program. This program is designed to reward executive officers for meeting certain goals set annually by the Committee. The goals are weighted with Company performance goals accounting for approximately 50% of the short-term cash incentive and individual performance goals accounting for approximately 50% of the cash incentive. If those Company and individual performance goals are substantially met, each NEO could receive an award equal to 11.5% of his 2018 base salary. Substantially exceeding the Company and individual performance goals can increase the cash award to a maximum of 20% of base salary. The Company performance goal metric for the 2018 annual cash bonus program was Adjusted Return on Average Assets.

The individual performance goals are weighted 50% and are tied to each NEO’s strategic planning goals as defined in the LCNB Strategic Plan.

The individual performance measure is unique to each NEO and consists of quantitative and qualitative measures. The individual objectives were designed to complement LCNB’s corporate goals and strategic plan for 2018, particularly the Board’s goals related to overall growth of LCNB. These individual objectives, which are described below, were both quantitative and qualitative in nature and are designed to grow core earnings while managing risk, which will, in turn, promote the long-term interests of LCNB’s shareholders. In addition, goals tied to the attainment of the long-term strategic plan were included in each NEO’s individual performance measure. The Committee believes that these goals properly incentivized the NEOs to implement and attain the long-term strategic objectives of LCNB, including overall growth and high performance of key metrics.

Annual individual performance goals were established for each NEO, the nature of which differed depending upon the NEO’s job responsibilities. The individual performance measure was unique to each NEO and consisted of quantitative and qualitative measures such as: (i) for Mr. Foster, setting, refining and executing the strategic direction of LCNB; hiring and developing the senior management team and building a client-focused culture; and promoting LCNB externally to shareholders, stock analysts and potential acquisition targets; (ii) for Mr. Meilstrup, supervising the day to day operations of the Bank, ensuring that customer service is maintained at the highest levels, manage growth to meet or exceed budgeted goals, executing LCNB’s strategic plan, participate as a member of the Bank’s senior management team and promote the Bank in the communities that the Bank serves; (iii) Mr. Haines, developing robust financial reporting, branch profitability, line of business profitability and pricing model accuracy; executing LCNB’s strategic plan, balancing acquisitions and organic growth; and strengthening communications among executive management, directors and investors regarding financial performance and future risks and opportunities of LCNB; (iv) for Mr. Layer, manage the growth of the Bank’s loan portfolio to attain the budgeted goal while continuing to communicate those goals to the lending officers, participate as a member of the Bank’s loan committee with a goal of helping monitor asset quality and compliance with the current bank regulations, participate as a member of the Bank’s senior management team and promote the Bank in the communities that the Bank serves; and (v) for Mr. Smiley, manage the growth of LCNB in the Columbus market while maintaining and enhancing the Bank’s presence in the Columbus market, supervise and mentor the Worthington Branch staff while striving to meet budgeted goals participate as a member of the Bank’s senior management team.

Achievement For 2018

For 2018, the Adjusted Return on Average Assets was 1.11%, earning a 6.5% cash incentive for each NEO. Additionally, each NEO earned an additional 6% cash incentive for achieving their individual performance goals.

Equity Incentives

At the 2015 Annual Meeting, the Company’s shareholders voted to approve the 2015 Ownership Incentive Plan (the “2015 Plan”). The 2015 Plan replaced the previous equity plan that expired in 2012. The 2015 Plan is a result of significant discussions, market analysis, and cost modeling. All awards granted under the 2015 Plan are subject to the Company’s “Clawback” policy as it may be amended from time to time. During fiscal year 2018, 4,027 equity awards were granted under the 2015 Plan.

The Committee also recommended to the Board of Directors the implementation of specific performance measures with respect to the 2015 Plan. The Board of Directors approved the use of earnings per share and total asset growth as performance measures to reward the executive officers. Earnings per share and total asset growth will be based on the Board approved budget. The Committee established a range of awards based on the achievement of those goals. The awards are calculated using a percentage that is applied to each executive officer’s salary to arrive at a calculated number of shares. That percentage ranges from 0% of salary to a maximum of 20% of salary for most NEOs. This plan is based on the performance measures achieved in 2018. The dollar amounts that are earned are converted to a specific number of shares based on the value of the shares on the date of grant. The shares will be granted from the 2015 Plan that was approved by LCNB’s shareholders.

Equity Grants Based on Achievement For 2018

For 2018, LCNB earned an adjusted $1.39 per share and growth of over 7.50%. This translated into an equity award of 15% of base compensation for each NEO.

Other Compensation

The Company also provides other compensation to the named executive officers as it determines is necessary or advisable. Mr. Foster, President and Chief Executive Officer, receives an allowance for an automobile and the NEOs all receive payments for health insurance and long-term disability, as the Committee has decided that such small perquisites aid in the retention of the NEOs.

Further, the Company maintains a Supplemental Income Plan for its former Chief Executive officer, Mr. Wilson. This plan was entered into in 1996, and provides that Mr. Wilson shall receive certain benefits upon his reaching 65 years of age, or a change in control of the Company. The Company adopted the plan in order to create an additional incentive for Mr. Wilson to continue his service with the Company as its Chief Executive Officer and to provide Mr. Wilson with added security for his retirement or in the case that the Company was sold. The Company is currently making payments under this plan.

In addition, the Bank has a non-qualified deferred compensation benefit plan which permits NEOs to defer all or a portion of their cash bonus, as well as certain defined benefit plans, as further detailed below.

Stock Ownership Guidelines and Holding Requirements for Executive Officers

While we do not set strict targets for ownership of our stock, we strongly encourage ownership of the Company’s stock to all employees and expect our NEOs to set positive examples. All equity awards, whether in the form of restricted share awards or stock option awards, carry a vesting period requiring the executive’s continued employment to fully realize value from such awards, and most typically carry a 5-year vesting schedule.

Clawback

The Company continues to implement a “Clawback” provision with respect to the 2018 cash bonus plan. This “Clawback” allows the Company to recoup incentive compensation amounts paid to employees if these amounts were paid based on misstated financials, or if the employee commits significant misconduct.

Analysis of Total Mix of Compensation

The Board of Directors feels that the combination of making cash bonus payments based upon specific goals for each NEO and separate bonus payments tied to earnings goals for the Company provides the necessary incentives to reach the Company’s objectives. The cash bonus payments and the base salary together can provide the NEOs with a compensation package that is competitive with peers. Additionally, the 2015 Plan provides the Company with the ability to better balance executive compensation between short-term components (base salary and annual cash bonus incentives) and longer-term components (equity incentives) by providing the Committee with the ability to grant equity awards. In recent years, equity grants in the form of restricted shares have provided additional variable compensation that promotes retention and ties the NEOs to the shareholders of the Company. Another longer-term compensation program that is available to NEOs is the non-qualified deferred compensation benefit plan. We feel that our NEOs have valuable compensation components available at various levels that promote short-term, mid-term, and long-term achievement of goals and financially reward our NEOs for accomplishing the goals of the Company.

Forward Looking Statements

The information discussed in our Compensation Discussion and Analysis contains statements regarding future individual and Company performance measures, targets, and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Compensation: Compensation Tables

The following summary compensation table summarizes, for the fiscal years indicated, all annual compensation earned by or granted to the NEOs. The NEOs are employees of the Bank. The Bank is a wholly-owned subsidiary of LCNB.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Restricted Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation($)	Non-Qualified Deferred Compensation Earnings($)	All Other Compensation	Total ($)
Steve P. Foster, Chief Executive Officer	2018 2017 2016	$ 330,000 $ 286,000 $ 271,000	57,197 29,875 N/A	N/A N/A N/A	$27,170 $ 25,956 $ 20,140	$ 36,940(2) $ 270,250 $ 225,697	$ 31,068(3) $ 23,023 $ 22,715	$ 482,374 $ 635,104 $ 539,552
Eric J. Meilstrup, President	2018 2017 2016	$ 170,000 $ 147,000 $ 139,000	29,395 15,334 N/A	N/A N/A N/A	$ 13,965 $ 12,611 $ 45,793	$ 2,113(2) $ 93,378 $ 45,793	$ 27,010(3) $ 21,070 $ 18,751	$ 242,483 $ 289,394 $ 215,199
Robert C. Haines II, Executive Vice President and Chief Financial Officer	2018 2017 2016	$ 170,000 $ 147,000 $ 139,000	29,395 15,334 N/A	N/A N/A N/A	$13,965 $ 13,205 $ 12,256	$ 2,701(2) $ 48,942 $ 20,073	$ 20,898(3) $ 22,302 $ 17,449	$ 236,959 $ 246,783 $ 188,777
Matthew P. Layer, Executive Vice President	2018 2017 2016	$ 170,000 $ 147,000 $ 139,000	29,395 15,334 N/A	N/A N/A N/A	$13,965 $ 13,205 $ 12,255	$ 30,995(2) $ 130,453 $ 74,614	$ 6,947(3) $ 6,369 $ 6,024	$ 251,302 $ 312,361 $ 231,893
John F. Smiley,(4) Executive Vice President, Columbus Market President	2018	$117,000	N/A	N/A	$ N/A	$7,378	$ 6,776(3)	$131,155

(1)
See “Terms of Restricted Share Grants” below for a description of the terms of the grants of restricted shares shown in the Restricted Stock Awards column. The amounts in the Restricted Stock Awards column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions used in determining fair value are disclosed in the footnote “Stock Based Compensation” located on pages 89-91 of LCNB’s Annual Report in Form 10-K for the year ended December 31, 2018.

(2)
Includes above market interest paid on the non-qualified deferred compensation plan as follows: Mr. Foster, $31,622; Mr. Meilstrup, $3,607; Mr. Haines, $1,850; Mr. Layer, $4,946; and Mr. Smiley, $0. The above market interest rate is calculated by subtracting 120% of the federal long-term rate (3.98%) from the rate paid by the Bank on the deferred compensation funds (currently 8%). The resulting difference of 3.22% was used to calculate the above market interest disclosed in the above table. Also includes the change in aggregate increase/decrease in the actuarial present value of the officer’s accumulated benefit under the Bank’s defined benefit plan as follows: Mr. Foster, $3,691; Mr. Meilstrup, $1,494; Mr. Haines, $851; Mr. Layer, $26,049; and Mr. Smiley, $0. Also includes the change in aggregate increase in the actuarial present value of the officer’s accumulated benefit under the Bank’s Non-Qualified benefit plan as follows: Mr. Foster, $1,627.

(3)
Includes Bank director fees for: Mr. Foster, $22,000 and Mr. Meilstrup, $7,500. Includes health and long-term disability payments as follows: Mr. Foster, $7,523; Mr. Meilstrup, $11,508; Mr. Haines, $8,930; Mr. Layer, $6,947; and Mr. Smiley $6,776. Includes auto allowance for Mr. Foster of $1,545. Includes 401(k) contributions for Mr. Meilstrup of $8,022 and Mr. Haines of $11,967;

(4)
Mr. Smiley became Executive Vice President and Columbus Market President of LCNB and the Bank on June 1, 2018 in connection with LCNB’s acquisition of Columbus First Bancorp, Inc. Prior to joining LCNB and the Bank he was the President and Chief Lending Officer of Columbus First Bancorp, Inc. and Columbus First Bank.

Terms of Restricted Share Grants. All of the grants of restricted shares listed in the above table vest annually in five equal installments over a five-year period beginning on the first anniversary of the grant date, provided, however, that: (a) the respective grantee remains employed through the applicable vesting date and (b) vesting will be accelerated upon the grantee’s death, incapacity or retirement (after attaining the age of 65). Upon a change of control of the Company as defined in the 2015 Plan, 100% of the restricted shares will vest if at any time during the three months prior to the effective date of any change of control to the first anniversary of such change of control: (a) the grantee’s employment is terminated without cause, or (b) the grantee terminates employment for good reason. The grantees are eligible to receive dividends and other distributions declared by the Company on the restricted shares.

Pay Ratio Disclosure

Mr. Foster had an annual total compensation of $482,374 in 2018, as reflected in the Summary Compensation Table included in this Proxy Statement. We estimate that the median annual compensation for all LCNB employees, excluding our CEO, was $34,268 for 2018. Taking this into account, we estimate that Mr. Foster’s annual total compensation was approximately 14.1 times that of the median annual compensation for all employees.

Plan-Based Awards

The following table summarizes for fiscal year 2018 each grant of an award under the Company’s non-equity incentive plan to the NEOs. During fiscal year 2018, no equity awards were granted under equity incentive plans.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units	Grant Date Fair Value of Stock Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Steve P. Foster	1/21/18		33,000	66,000
Eric J. Meilstrup	1/21/18		17,000	34,000
Robert C. Haines II	1/21/18		17,000	34,000
Matthew P. Layer	1/21/18		17,000	34,000
John F. Smiley			N/A	N/A
Steve P. Foster	2/12/18							2,979	57,197
Eric J. Meilstrup	2/12/18							1,531	29,395
Robert C. Haines II	2/12/18							1,531	29,395
Matthew P. Layer	2/12/18							1,531	29,395
John F. Smiley								N/A	N/A

(1)	Although the Estimated Future Payouts are provided in the table, the awards were granted in 2018 and are disclosed in the “Summary Compensation Table.”

All employees, including the NEOs, participate in a Non-Equity Incentive Plan. This plan rewards employees based on the financial performance of the Company as described in the Compensation Discussion and Analysis. The estimated future payouts for the NEOs in the above table are calculated using the ROAA scale established by the Compensation Committee and approved by the Board. Each NEO was eligible to receive a cash bonus ranging from 1.50% of that officer’s base salary in the event that the Company’s core ROAA was below .75% and 14.00% of that officer’s base salary in the event that the Company’s core ROAA was 1.5% and above. The appropriate percentage is multiplied by the officer’s base salary to determine the cash award.

Outstanding Equity Awards

The following table summarizes, as of the end of fiscal year 2018 for each of the NEOs, information concerning unexercised options and unvested stock and equity incentive plan awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#) (5)	Market Value of Shares or Units of Stock that have not Vested ($) (9)
Steve P. Foster	3,130(1) 3,824(2) 2,639(3)	0 0 0	$11.50 $11.85 $12.60	02/21/20 02/14/21 02/13/22	1,644(6) 1,055(7) 2,9798)	$24,913 $15,986 $45,132
Eric J. Meilstrup	0(1) 0(2) 311(3)	0 0 0	$11.50 $11.85 $12.60	02/21/20 02/14/21 02/13/22	667(6) 542(7) 1,531(8)	$10,108 $8.205 $23,195
Robert C. Haines II	0(1) 0(2) 0(3)	0 0 0	$11.50 $11.85 $12.60	02/21/20 02/14/21 02/13/22	667(6) 542(7) 1,531(8)	$10,108 $8.205 $23,195
Matthew P. Layer	743(1) 1,400(2) 1,231(3)	0 0 0	$11.50 $11.85 $12.60	02/21/20 02/14/21 02/13/22	667(6) 542(7) 1,531(8)	$10,108 $8.205 $23,195
John F. Smiley (4)	N/A	N/A	N/A	N/A	N/A	N/A

(1)    Vested 20% in 2011, 20% in 2012, 20% in 2013, 20% in 2014, and 20% in 2015.
(2)    Vested 20% in 2012, 20% in 2013, 20% in 2014, 20% in 2015, and 20% in 2016.
(3)    Vested 20% in 2013, 20% in 2014, 20% in 2015, 20% in 2016, and 20% in 2017.

(4)	Mr. Smiley is eligible to participate in the Equity Incentive Plan beginning in 2019.

(5)	Represents the number of restricted share awards that have not vested as of December 31, 2018.

(6)	Represents restricted shares awarded by the Board of Directors on December 28, 2015 pursuant to the Plan.
The restricted shares vest annually in five equal installments beginning on December 28, 2016.

(7)	Represents restricted shares awarded by the Board of Directors on February 27, 2017 pursuant to the Plan.
The restricted shares vest annually in five equal installments beginning on February 27, 2018.

(8)	Represents restricted shares awarded by the Board of Directors on February 12, 2018 pursuant to the Plan.
The restricted shares vest annually in five equal installments beginning on February 12, 2019.

(9)	Represents the value of the unvested restricted stock awards based on the Company’s closing stock price on December 31, 2018 of $15.15.

Option Exercises and Stock Vested

The following table summarizes for fiscal year 2018 all exercises of options and vesting of stock awards for each of the Company’s NEOs.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steve P. Foster	3,889	29,440	1,086	18.319
Eric J. Meilstrup	N/A	N/A	469	7,984
Robert C. Haines II	N/A	N/A	469	7,984
Matthew P. Layer	467	3,535	469	7,984
John F. Smiley	N/A	N/A	N/A	N/A

Defined Benefit Plan Disclosure

In 1954, the Bank adopted the LCNB National Bank Employees Pension Plan (the “Pension Plan”) a defined benefit plan. Employees hired on or after January 1, 2009 are not eligible to participate in the Pension Plan, however, some employees that were hired before that date continue to participate in the Pension Plan. Effective February 1, 2009, employees whose age plus vesting service equaled 55 to 64 will receive a monthly retirement benefit equal to 40% of the participant’s average monthly compensation. Employees whose age plus vesting service equaled less than 55 will receive a monthly retirement benefit equal to 30% of the participant’s average monthly compensation. A participant’s average monthly compensation is based on the five consecutive years of a participant’s employment with the Bank that produce the highest monthly average. Benefits are not reduced by Social Security payments or by payments from other sources and are payable in the form of a life annuity (ten years certain).

All employees are eligible to participate in the company’s enhanced 401(k) plan. Employees receive a 50% employer match on their contributions into their 401(k) plans, up to a maximum LCNB contribution of 3% of each individual employee’s annual compensation.

Certain highly compensated employees are eligible to participate in a nonqualified defined benefit retirement plan. The nonqualified plan ensures that participants receive the full amount of benefits to which they would have been entitled under the noncontributory defined benefit retirement plan in the absence of limits on benefit levels imposed by certain sections of the Internal Revenue Code.

The following table summarizes, as of the end of fiscal year 2018 for each of the Company’s NEOs, information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Steve P. Foster	Defined Benefit Plan Non-Qualified Plan	41 41	1,835,230 1,005,127	None None
Eric J. Meilstrup	Defined Benefit Plan	28	287,144	None
Robert C. Haines II	Defined Benefit Plan	24	140,096	None
Matthew P. Layer	Defined Benefit Plan	37	569,176	None
John F. Smiley	N/A	N/A	N/A	None

The Defined Benefit Plan’s actuarial assumptions used in 2018 included a discount rate of 4.22%, an expected long-term rate of return for Plan assets of 4.22% and a future compensation rate increase of 3.0%. The expected long-term rate of return on Plan assets was determined using historic returns on investments, adjusted for expected long-term interest rates.

The following table summarizes, as of the end of fiscal year 2018, for each of the Company’s NEOs, information concerning each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Steve P. Foster	27,170	None	79,923	None	1,041,578
Eric J. Meilstrup	6,983	None	9,119	None	119,113
Robert C. Haines II	6,983	None	4,678	None	61,344
Matthew P. Layer	11,731	None	12,503	None	163,477
John F. Smiley	N/A	None	N/A	None	N/A
-

(1)	The NEOs contributions are also included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)
The portion of the Aggregate Earnings is also included in the Summary Compensation Table under Non-Qualified Deferred Compensation Earnings because the Bank is paying an above market rate on the aggregate balances that the NEOs have deferred. Those amounts for each NEO are: Mr. Foster, $31,622; Mr. Meilstrup, $3,607; Mr. Layer, $4,946; Mr. Haines, $1,850; and Mr Smiley, $0.

The Bank has a benefit plan which permits NEOs to defer all or a portion of their cash bonus. The deferred compensation balance, which accrues interest at 8% annually, is distributable in cash after retirement or termination of employment either in one lump sum payment or ten equal payments over a period of ten years, in the discretion of the executive officer. Through the Compensation Committee, the LCNB Board of Directors determines the interest rate that will be used to calculate earnings under the plan.

Termination and Change in Control Payments

With the exception of John F. Smiley, the Company does not have employment agreements with its NEOs. All NEOs, including Mr. Smiley, are employees at will and a termination of any of the NEOs as of December 31, 2018 would not have triggered any payment obligations of the Company under their employment arrangements. However, under some of the Company’s other benefit plans, the NEOs would have been entitled to receive payments if a termination or change in control happened on December 31, 2018.

The 2015 Ownership Incentive Plan and the 2002 Plan each contain a double-trigger change of control clause that accelerates vesting upon a change of control as follows: the period beginning three months prior to the effective date of any change of control of the Company and ending on the first anniversary of such a change of control, one hundred percent of the ownership incentives granted which have been outstanding for at least six months shall vest and be exercisable by the holder in the event that (a) the holder’s status as an employee is involuntarily terminated by the Company for any reason other than cause, or (b) the holder voluntarily terminates his status as an employee as the result of a material reduction in the option holder’s duties, title, or compensation from the Company. Thus, if there was a change in control on December 31, 2018 and the NEOs were terminated or experienced material reductions in their duties, all of the ownership incentives held by the NEOs for longer than six months would vest.

Upon such events, the NEOs would have the following amount of restricted shares vest under the 2015 Ownership Incentive Plan:

Steve P. Foster	5,679
Eric J. Meilstrup	2,740
Matthew P. Layer	2,740
Robert C. Haines II	2,740
John F. Smiley	0

Upon such events, the NEOs would have options convertible into the following amount of the Company’s Common Shares vest under the 2002 Plan:

Steve P. Foster	9,593
Eric J. Meilstrup	311
Matthew P. Layer	3,374
Robert C. Haines II	0
John F. Smiley	0

The Deferred Compensation Plan provides that in the event of any termination of a NEO, or a change in control of the Company, the NEOs affected by the termination or change in control are entitled to receive the entire amount of the deferred compensation in their account as of the next valuation date after such event. The NEO may elect whether to receive the deferred compensation in one lump sum, or in annual payments over ten years. In the event that each of the NEOs experienced a termination event on December 31, 2018, each would be entitled to receive the following amounts under the Deferred Compensation Plan:

Steve P. Foster	$1,041,578
Eric J. Meilstrup	$119,113
Robert C. Haines II	$61,344
Matthew P. Layer	$163,477
John F. Smiley	$0

For the purposes of the Deferred Compensation Plan, a change in control would be deemed to have occurred if:

•	a person or group obtained control of 50% of the Company’s stock,

•	a person or group acquires 35% of the Company’s stock within a 12 month period,

•	a majority of the members of the Board of Directors are replaced within a 12 month period without the endorsement of a majority of the members of the board, or

•	any person or group acquires assets from the Company worth at least 40% of the fair market value of all of the assets of the Company.

For purposes of the 2015 Ownership Incentive Plan, a change in control would be deemed to have occurred if:

•	a person or group acquires ownership of the Company’s shares representing more than 50% of total fair market value or total voting power,
•    a majority of the members of the Board of Directors are replaced without their approval, or

•	one person or group acquires assets representing 50% or more of the total gross fair market value of all the assets of the Company.

For purposes of the 2002 Plan, a change in control would be deemed to have occurred if:

•	a person or group obtained control of 50% of the Company’s stock, or

•	a merger or sale of substantially all of the assets, reorganization, or the a majority of the members of the Board of Directors are replaced, without the approval of the Board of Directors.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with management of the Company and, based on that review and those discussions, has recommended its inclusion in the Company’s annual report on Form 10-K and in this Proxy Statement.

The Compensation Committee of LCNB National Bank is comprised of the following persons:

Spencer S. Cropper	John H. Kochensparger III
Anne E. Krehbiel	Valerie S. Krueckeberg Mary Bradford

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm selected by the Audit Committee for the previous year 2018 was BKD, LLP. A representative of BKD, LLP will be present at the Annual Shareholders Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by BKD, LLP for professional services rendered for the annual audit of the Company’s annual financial statements, the audit of the internal control over financial reporting and the reviews of the unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q were $311,043 for fiscal year 2018 and were $187,928 for fiscal year 2017.

Audit-Related Fees

The aggregate fees billed by BKD, LLP for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements and not reported under the paragraph immediately above entitled “Audit Fees” were $80,080 for fiscal year 2018 and $51,000 for fiscal year 2017. Audit-related fees in 2018 and 2017 consisted of accounting consultation and other matters.

Tax Fees

There were no fees billed by BKD, LLP for fiscal year 2018 for professional services rendered for tax services, including any tax compliance, tax advice, and tax planning. In prior years, tax fees consisted of Federal, state and local income and franchise tax return preparation, tax planning and assistance with a tax examination. The aggregate fees billed by BKD, LLP for fiscal year 2017 were $13,200.

All Other Fees

There were no other fees of BKD, LLP not included in “Audit Fee,” “Audit-Related Fees” or “Tax Fees” for the two most recent fiscal years.

As required by the Sarbanes-Oxley Act of 2002, the Audit Committee is responsible for the approval of all audit and permitted non-audit services performed by the independent public accountants for the Company. The entire Audit Committee determines whether to approve such services and, therefore, no other pre-approval policies or procedures are currently in place. The Audit Committee approved 100% of the audit and permitted non-audit services performed by BKD, LLP. The Audit Committee has considered and ultimately determined that the provision of any of the non-audit or other services provided by BKD, LLP to the Company is compatible with maintaining BKD, LLP’s independence.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 23, 2019. The proxy statement and annual report to security holders are available at http://www.lcnbcorp.com.

The proxy statement, annual report to security holders and form of proxy are being made publicly available, free of charge, on the aforementioned website, which will remain available through the conclusion of the Annual Meeting of Shareholders to be held on April 23, 2019 at 10:00 a.m. at the Operations Building of LCNB Corp. at 105 North Broadway, Lebanon, Ohio 45036. If you need directions to the location of the annual meeting in order to attend the meeting and vote in person, please call 1-800-344-2265.

2020 ANNUAL MEETING

In order for any shareholder proposals for the 2020 annual meeting of shareholders to be eligible for inclusion in the Company’s proxy statement relating to that meeting to be presented for shareholder action at that meeting, they must be received by the Secretary of the Company at P.O. Box 59, Lebanon, Ohio 45036, prior to November 8, 2019. The form of proxy distributed by the Company with respect to the 2020 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the meeting (other than management) if the Company does not receive notice of that matter at the above address prior to January 22, 2020.

OTHER MATTERS

The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

By Order of the Board of Directors:

/s/Steve P. Foster
Steve P. Foster
Chief Executive Officer

REVOCABLE PROXY
LCNB CORP.

[ ] PLEASE MARK VOTES
AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS April 23, 2019	1. Proposal 1. Election of Directors. The nominees for the Class II Directors to serve a three-year term and until their successors are elected and qualified are:	FOR [ ]	WITH- HOLD [ ]	FOR ALL EXCEPT [ ]
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Class II – Steve P. Foster
Class II – Michael J. Johrendt
Class II – Anne E. Krehbiel
Class II – Valerie S. Krueckeberg

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

 ________________________________________________________

The undersigned hereby appoints Joseph W. Schwarz, Kathleen Porter Stolle, and Bernard H. Wright, Jr., and each of them, with full power of substitutions, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of LCNB Corp. which the undersigned is entitled to vote at the annual meeting of the shareholders of said Company scheduled to be held at 10:00 a.m. on April 23, 2019 at 105 North Broadway, Lebanon, Ohio or at any adjournments or recesses thereof.
Please mark X in the appropriate box. The Board of Directors recommends a FOR vote for each of the Directors in Proposal 1 and a FOR vote for Proposal 2.
	2. Proposal 2. To ratify the appointment of BKD, LLP as the independent registered accounting firm for the company.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors and the ratification of the accountants.

ALL FORMER PROXIES ARE HEREBY REVOKED

Please be sure to sign and date            Date
this Proxy in the box below            _______________________

_________________________________________________
Shareholder sign above        Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.
LCNB CORP.
P.O. Box 59, Lebanon, Ohio 45036

(Please sign exactly as your name appears hereon. All joint owners should sign. When signing in a fiduciary capacity or as a corporate officer, please give your full title as such)
Please mark, sign, date and mail this proxy in the envelope provided.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

______________________________________________________________

______________________________________________________________

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